Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Pete Buzy
Chief Financial Officer
410-740-0081

ITALIAN POWER OUTAGE MAY IMPACT MARTEK’S Q1 FY 2004 FINANCIAL RESULTS

     COLUMBIA, MD - October 3, 2003: Martek Biosciences Corporation (Nasdaq: MATK) today commented on the impact of a nationwide power failure in Italy last Sunday. This affected the production of one of its nutritional oils, arachidonic acid (ARA), at a plant operated by DSM Food Specialties (DSM) in Capua, Italy. Martek utilizes DSM to manufacture its ARA oil for sale as a nutritional ingredient for use in infant formula. The Italian power outage is expected to result in a production loss of ARA that may cause a reduction of approximately $6 - $8 million in revenue to Martek during the 1st quarter of fiscal year 2004, which commences on November 1, 2003. The incident will not have an impact on Martek's results in its fiscal 4th quarter ending October 31, 2003. The Company's revenues in fiscal 2003 are expected to be approximately $111 - $113 million.

     Martek is pursuing alternatives which may mitigate the negative impact of the loss of production at Capua. Normal production is expected to resume at the Capua plant within the next two to three weeks, and Martek and DSM are working jointly to accelerate plans for ARA production at a second site in the U.S. to meet the growing market demand for the Company’s nutritional oils. This site is expected to come on-line in early 2004.

     Martek Biosciences Corporation develops, manufactures and sells products from microalgae. The Company’s products include: (1) specialty, nutritional oils for infant formula that aid in the development of the eyes and central nervous system in newborns; (2) nutritional supplements and food ingredients that may play a beneficial role in promoting mental and cardiovascular health throughout life; and (3) new, powerful fluorescent markers for diagnostics, rapid miniaturized screening, and gene and protein detection.

     This press release contains forward-looking statements regarding Martek's operations. Such statements involve risks and uncertainties that could cause future actual results to differ due to a variety of risk factors, including without limitation those factors set forth in Martek's filings with the Securities and Exchange Commission.

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